                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                      UICI
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                                      UICI
                          4001 MCEWEN DRIVE, SUITE 200
                              DALLAS, TEXAS 75244

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 2000

     The Annual Meeting of the Stockholders of UICI (the "Company"), a Delaware corporation, will be held at The Harvey Hotel, 4545 West John Carpenter Freeway (Highway 114), Irving, Texas, on Thursday, June 8, 2000 at 10:00 a.m., Central Daylight Time, for the following purposes:

          1. To elect seven (7) directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are chosen and qualified.

          2. To ratify the appointment of Ernst & Young LLP as independent public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2000.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed April 25, 2000 as the record date for the meeting. Holders of the Company's Common Stock of record at the close of business on such date will be entitled to notice of and to vote at such meeting or any adjournment thereof. The stock transfer books will not be closed.

     The Company will supply, upon written request and without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests for the report should be directed to Investor Relations, UICI, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244.

                                            By order of the Board of Directors

                                                  /s/ PEGGY G. SIMPSON
                                            ------------------------------------
                                                      Peggy G. Simpson
                                                         Secretary

Date: May 5, 2000

                             ---------------------

                                   IMPORTANT

     UNLESS YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, SIGN AND MAIL THE ENCLOSED PROXY, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE MEETING, SAVING YOUR COMPANY THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                      UICI
                          4001 MCEWEN DRIVE, SUITE 200
                              DALLAS, TEXAS 75244

                             ---------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 2000

                             ---------------------

     This proxy statement and the accompanying card are being furnished in connection with the solicitation of proxies by the Board of Directors of UICI, a Delaware corporation (the "Company") from holders of the Company's outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), for the Annual Meeting of Stockholders to be held on Thursday, June 8, 2000 for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     The Company's Common Stock trades on The New York Stock Exchange under the symbol: UCI. This proxy statement is being mailed on or about May 5, 2000 to stockholders of record at the close of business on April 25, 2000, who are the only stockholders entitled to receive notice of and to vote at the meeting. At April 25, 2000 the Company had outstanding 46,427,024 shares of common stock. A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Each share of the outstanding common stock is entitled to one vote. A simple majority of the total shares outstanding is required to elect directors and ratify or approve the other items being voted on at this time. Abstentions will have the same effect as votes against the proposals, although abstentions will count toward the presence of a quorum.

     A proxy may be revoked at any time before its exercise by (i) notifying UICI in writing at 4001 McEwen Drive, Suite 200, Dallas, Texas 75244, attention; Secretary; (ii) completing a later-dated proxy and returning it to UICI; or
(iii) appearing at the Annual Meeting in person and revoking the proxy orally by notifying the Secretary before the vote takes place. Properly executed proxies will, unless such proxies have been revoked, be voted in the manner specified in the proxies. If no instructions are indicated, such shares will be voted FOR the election of the seven directors and FOR the ratification of Ernst & Young, LLP as independent public accountants for UICI for 2000.

                            1. ELECTION OF DIRECTORS

     The Board of Directors (the "Board") has fixed the number of directors for the ensuing year at seven (7). The Board has nominated Mr. Ronald L. Jensen, Mr. Gregory T. Mutz, Mr. Richard T. Mockler, Mr. Stuart D. Bilton, Mr. George H. Lane III, Mr. William J. Gedwed and Mr. Patrick J. McLaughlin for election as Directors at the 2000 Annual Meeting of Stockholders. At the meeting, it is intended that such number of directors will be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are chosen and qualified. It is intended that the proxies will be voted to elect as directors the nominees listed above. All of the nominees except Mr. William J. Gedwed are currently directors of the Company. Although the Board does not anticipate that any of such nominees will be unable to serve as a director, in the event of such occurrence, the proxy holders shall have the right to vote for such substitute, if any, as the present Board may designate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED ABOVE.

                             NOMINEES FOR DIRECTOR

     Set forth below is a biographical summary of the experience of each of the nominees for Director:

     Ronald L. Jensen (age 69) has served as Chairman of the Board of Directors of the Company and its predecessor company since December 1983. Mr. Jensen served as President and Chief Executive Officer ("CEO") of the Company in 1993 and 1994 and from September 1997 to January 1999. Mr. Jensen is a member of the Executive and Compensation Committees of the Board of Directors.

     Gregory T. Mutz (age 54) has served as a Director, President and CEO of the Company since January 1999 and is a member of the Executive Committee of the Board of Directors of the Company. Prior to joining the Company in January 1999, Mr. Mutz served and continues to serve as Chairman of the Board of AMLI Realty Co. (a subsidiary of the Company) since 1980, as Chairman of the Board of Trustees of AMLI Residential Properties Trust (NYSE: AML) since 1994, and as Chairman of AMLI Commercial Properties Trust since 1997. Mr. Mutz has been a Director of the National Multifamily Housing Council since 1995 and a Director of Alleghany/Chicago Trust since 1996. Mr. Mutz received a B.A. from DePauw University in 1967 and a J.D. from the University of Michigan Law School in 1973. Mr. Mutz served as an infantry lieutenant in Vietnam from 1968 to 1969.

     Richard T. Mockler (age 62) has served as a Director of the Company since 1991. Mr. Mockler is a member of the Audit and Stock Option Plan Committees of the Board of Directors. Mr. Mockler retired as a partner with Ernst & Young, LLP in 1989 after 27 years with the firm. Mr. Mockler has served as a member of the Board of Directors of Georgetown Rail Equipment Company since 1994 and as Treasurer since October 1996. Mr. Mockler served as a Director of Snead Research Labs from 1995 until January 1998 and as Treasurer from October 1996 until January 1998.

     Patrick J. McLaughlin (age 42) has served as a Director of the Company since May 1999. Mr. McLaughlin has served since April 1993 as a Managing Director of Emerald Capital Group, Ltd., an insurance advisory and investment banking firm. He has served as a director of Universal American Financial Corp., an insurance holding company, since January 1995. Mr. McLaughlin serves on the Executive, Compensation and Nominating Committees of the Board.

     Stuart D. Bilton (age 53) has served as a Director of the Company since May 1999. Mr. Bilton has been President and CEO of Chicago Trust Company since 1994. He also has served as President of Alleghany Asset Management since January 1997 and as a Director since 1994. Mr. Bilton has served as a Director of Baldwin & Lyons, Inc. since 1987 and as Chairman of Alleghany Funds since 1993. Mr. Bilton serves on the Compensation, Nominating and Special Litigation Committees of the Board of Directors.

     George H. Lane III (age 51) has served as a Director of the Company since May 1999 and as Chief Executive Officer of Lane Co. since June 1988. Mr. Lane also serves as a Trustee of Westminster Schools, Atlanta, Georgia. Mr. Lane serves on the Audit, Compensation, Stock Option Plan and Special Litigation Committees of the Board.

     William J. Gedwed (age 44) has served as a Vice President of the Company since August 1999. He has also served as President and CEO of NMC Holdings, Inc. and National Motor Club of America, Inc. (subsidiaries of the Company since the acquisition of National Motor Club in 1997) since 1993 and as Chairman of the Board of National Motor Club since 1997. Mr. Gedwed is also a Vice President and Director of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company (subsidiaries of the Company).

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

GENERAL INFORMATION

     The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings. Regular meetings of the Board are held each quarter, and special meetings are held when necessary. The annual organizational meeting follows immediately after the Annual Meeting of Stockholders. During the fiscal year ended December 31, 1999, the Board of Directors of the Company met eleven times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 1999 (other than Mr. Jensen) attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Board Member served.

COMMITTEES OF THE BOARD

     Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below.

     The Audit Committee recommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the related management letters and, in connection with determining their independence, reviews the services performed by the independent accountants. The Committee meets with management, the Company's independent accountants and internal accounting staff to consider the adequacy of the Company's internal controls and other financial reporting matters. The Audit Committee (of which Richard T. Mockler and George H. Lane III are members) held two meetings during 1999.

     The Executive Committee has all of the authority of the full Board of Directors in the management of the business and affairs of the Company. The Executive Committee (of which Ronald L. Jensen, Gregory T. Mutz and Patrick J. McLaughlin are members) met one time during 1999 and took action on selected occasions by unanimous consent of its members.

     The Stock Option Plan Committee administers the various stock option plans of the Company. The Committee (of which Richard T. Mockler has been a member since January 1999 and George H. Lane III has been a member since May 1999) met one time during 1999 and took action on other occasions by unanimous written consent of its members.

     The Nominating Committee of the Board of Directors was established February 3, 2000 and is generally responsible for making recommendations to the Board regarding nominees for election as directors; structure, size and composition of the Board; and organization and responsibilities of Board committees. The Committee consists of Stuart D. Bilton and Patrick J. McLaughlin. During 1999, the Director nominees were proposed by existing Board members and Company management.

     The Executive Compensation Committee of the Board of Directors was established February 3, 2000 and is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the chief executive officer. The Committee consists of Ronald L. Jensen, Stuart D. Bilton, George H. Lane III and Patrick J. McLaughlin. The Committee's Report on Executive Compensation appears elsewhere in this proxy statement.

     The Special Litigation Committee of the Board of Directors was constituted in August 1999 to investigate and assess on behalf of the Company the underlying claims made in a purported shareholder derivative action captioned Richard Schappel v. UICI, Ronald Jensen, Richard Estell, Vernon Woelke, J. Michael Jaynes, Gary Friedman, John Allen, Charles T. Prater, Richard Mocklerand Robert
B. Vlach, which was filed and is pending in the District Court of Dallas County, Texas. The Committee consists of George H. Lane III and Stuart D. Bilton.

                           COMPENSATION OF DIRECTORS

     Commencing May 5, 1999, the non-employee directors of the Company receive an annual retainer of $3,000, plus $3,000 for each Board meeting attended. The non-employee directors may elect to receive UICI stock, in whole or in part, in lieu of cash, at a 15% discount to the market price. Each non-employee director must elect either the stock or the cash option at the Board meeting following the annual meeting of the shareholders. Any shares received by the director under this stock purchase incentive program must be held for a period of two years.

     Commencing May 5, 1999, each non-employee director also became entitled to participate in one of two incentive compensation programs. Each participating non-employee director may elect either (a) to purchase shares of Common Stock with a fair market value of up to $50,000 at a 15% discount and receive an option to purchase a like number of UICI shares at market value, or (b) to purchase shares of Common Stock with a fair market value of up to $50,000 at full market price by paying $3.00 per share in cash and executing a five-year note in favor of the Company for the balance of the purchase price, with interest thereon equal to the greater of the Applicable Federal Rate or 5% per annum, payable quarterly, and receive an option to purchase a like number of UICI shares at market value. Mr. McLaughlin elected to purchase 2,094 shares of Common Stock by delivering cash in the amount of $6,282 and a promissory note payable to the Company in the amount of $43,712.25, of which, at April 25, 2000, $43,868 was outstanding. In connection with this election, Mr. McLaughlin was granted options to purchase 2,094 shares of Common Stock at an exercise price per share of $23.94. Each of Messrs. Mockler, Bilton and Lane elected to purchase 2,408 shares of Common Stock at fair market value less a 15% discount and were granted options to purchase 2,408 shares of Common Stock at an exercise price per share of $24.45, $23.75 and $23.75, respectively.

     All options granted to directors were granted under and are governed by the UICI 1987 Amended and Restated Stock Option Plan. The options become exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. Any shares received by the director under this stock purchase incentive program must be held for a period of two years

                             EXECUTIVE COMPENSATION

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 1999, Mr. Jensen served as a single member compensation committee, and Mr. Jensen determined the base compensation of all of the senior executive officers of the Company, including the Named Officers below (other than the compensation of Mr. Benac and Mr. Reed, which was established by Mr. Mutz).

     The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking to the extent possible executive and stockholder interests through equity-based (stock option and restricted stock) plans. The Company's executive compensation consists of four key components: annual base salary, annual incentive bonus compensation, stock option grants and restricted stock grants. Each component of compensation is designed to complement the other components and, when considered together, to meet the Company's overall compensation objectives.

     In early 1999, Mr. Jensen reviewed and recommended annual base salaries for each of the senior executive officers (other than Mr. Benac and Mr. Reed). Recommended base salaries of executive officers, including Mr. Mutz, were based in part upon reference to national survey data available regarding salaries of those persons holding comparable positions at comparably-sized health and life insurance companies.

     Historically, executive officers have also been awarded annual cash incentive bonus compensation, based upon achievement of annual and long-term performance goals. The amount of the bonus for a particular year is typically determined in January/February of the following year based upon Company and individual achievement for the prior year.

     On February 3, 2000, the Board of Directors of the Company constituted an Executive Compensation Committee (the "Committee"), composed of Ronald L. Jensen, Stuart D. Bilton, George H. Lane, III and Patrick J. McLaughlin. The Committee (other than Mr. Jensen) reviewed and approved incentive bonus compensation for all Named Officers below and approximately 30 other officers and key employees of the Company. In allocating annual incentive bonus compensation for 1999 to officers other than Mr. Mutz, the Committee considered the recommendations of Mr. Mutz and approved, subject to any modifications it deemed appropriate, bonus awards to executive officers. With respect to cash bonuses otherwise awarded for 1999 and in an effort to further align the interests of the Company's executive officers with those of other stockholders, executive officers were afforded the opportunity to forego all or a portion of their cash incentive compensation for a package of stock options exercisable at $6.625 per share and shares of restricted UICI Common Stock.

     The Committee awarded an incentive cash bonus for 1999 to Mr. Mutz in the amount of $250,000. Mr. Mutz elected to forego his entire cash bonus in 1999 and received in lieu thereof options to purchase 235,000 shares of Common Stock at $6.625 per share and 8,800 shares of restricted stock.

     The Company's executive officers are also entitled to participate in the Company's 1987 Amended and Restated Stock Option Plan. Under the 1987 Plan, nonqualified options to purchase Common Stock of the Company may be granted at exercise prices not less than the fair market value of the Common Stock at the date of grant. Options granted under the 1987 Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period. With respect to 1999 performance, the Committee determined to award an aggregate of 172,500 options to executive officers under the 1987 Plan, which options are exercisable at $6.625 per share (the fair market value of UICI Common Stock on March 10, 2000, the date of grant). Mr. Mutz was awarded 75,000 of such options.

     To provide an additional equity-based vehicle to incentivize officers and other key employees, in February 2000 the Board of Directors of the Company approved and adopted the UICI 2000 Restricted Stock Plan, pursuant to which the Company may from time to time and subject to the terms thereof make awards of restricted shares of the Company's Common Stock to eligible participants in the Plan. Shares of Common Stock granted to eligible participants fully vest on the second anniversary of the date of grant and are otherwise forfeitable if the participant ceases to provide material services to the Company as an employee, independent contractor, consultant, advisor, director or otherwise for any reason other than death prior to vesting. Shares of restricted stock also vest upon a Change of Control (as defined) or upon the death of the participant. The Committee awarded an aggregate of 48,700 shares of restricted stock under the Plan to executive officers. Mr. Mutz did not receive any such shares.

                                            Compensation Committee:

                                              Ronald L. Jensen
                                              Stuart D. Bilton
                                              George H. Lane III
                                              Patrick J. McLaughlin

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 1999, 1998 and 1997, earned by or awarded or paid to the persons who were the chief executive officer and the five other most highly compensated executive officers of the Company (the "Named Officers") during 1999.

                                                                                     LONG-TERM
                                             ANNUAL COMPENSATION                COMPENSATION AWARDS
                                    --------------------------------------   -------------------------
                                                              OTHER ANNUAL    RESTRICTED    SECURITIES    ALL OTHER
                                                              COMPENSATION   STOCK AWARDS   UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)(A)      (B)($)         (C)($)       OPTIONS        (D)($)
---------------------------  ----   ---------   -----------   ------------   ------------   ----------   ------------
Ronald L. Jensen........     1999          1           --          --               --            --            --
  Chairman of the            1998          1           --          --               --            --            --
  Board(e)                   1997          1           --          --               --            --            --
Gregory T. Mutz.........     1999    225,469           --          --           58,300       255,000(g)     11,600
  CEO and                    1998    179,674       25,000          --               --       212,000            --
  Director(e)(f)             1997    112,123           --          --               --            --            --
Richard J. Estell.......     1999    313,655       72,008          --               --        10,000        11,600
  Executive Vice             1998    300,962      161,533          --               --        10,890        11,600
  President and              1997    223,078      273,001          --               --            --        12,012
  Director(h)
Charles T. Prater.......     1999    158,269      164,622          --            9,938        40,000(i)     10,925
  Vice President             1998    148,385      105,594          --               --         6,000        11,600
                             1997    119,995      199,323          --               --            --         8,788
Glenn W. Reed...........     1999    170,964       75,000          --           13,250        51,000(k)      4,846
  Executive Vice             1998         --           --          --               --            --            --
  President & General        1997         --           --          --               --            --            --
  Counsel(j)
William P. Benac........     1999    241,152      252,500          --               --        10,000         7,033
  Executive Vice             1998         --           --          --               --            --            --
  President(l)               1997         --           --          --               --            --            --
William J. Gedwed.......     1999    200,000       62,500          --           11,528        48,650(o)      9,231
  Vice President(m)(n)       1998    200,000       75,000          --               --         6,640        12,369
                             1997    193,000       50,000          --               --            --        12,078

---------------

(a) Pursuant to the Company's 1999 bonus plan, executive officers had the right to elect to receive all or a portion of their 1999 bonus in the form of restricted stock and stock options. For 1999, Messrs. Mutz, Prater, Reed, Benac and Gedwed elected to forego receipt of $250,000, $50,000, $25,000, $-0- and $62,500 of their cash bonuses, respectively, and in lieu thereof received restricted stock and options to purchase Common Stock. The cash bonus amounts foregone are not included in the bonus column for 1999, but restricted shares and options awarded in lieu thereof are included in the restricted stock award column and the securities underlying options column, as appropriate.

(b) No named executive officer received perquisites or other personal benefits in excess of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(c) Reflects the market value of restricted stock issued on March 10, 2000, in lieu of a portion of cash bonus otherwise payable by the Company with respect to 1999. Dividends are paid, if any, to holders with respect to restricted stock at the same rate paid to all stockholders. The restricted stock vests on the second anniversary of the date of issue.

(d) Amounts for 1999 include Company contributions to its Employee Stock Ownership and Savings Plan in the amount of $9,600, $9,600, $8,925, $4,826 and $5,700 for the benefit of Messrs. Mutz, Estell, Prater, Reed and Benac, respectively. Also includes contributions to the Company's Medical Savings Account

     Health Insurance Plan in the amount of $2,000, $2,000, $2,000, $-0- and $1,333 for the benefit of Messrs. Mutz, Estell, Prater, Reed and Benac, respectively. Amounts for Mr. Gedwed reflect contributions to the National Motor Club Retirement Savings Plan.

(e) Ronald L. Jensen resigned his positions as President and CEO effective January 28, 1999. Mr. Mutz was elected to these positions effective January 28, 1999 to fill the vacancy created by Mr. Jensen's resignation.

(f) Annual compensation amounts shown for 1998 and 1997 reflect salary and bonus paid by AMLI Realty Co. (a subsidiary of the Company), for which Mr. Mutz served as Chairman.

(g) Includes 235,000 shares subject to options exercisable at $6.625 per share, which were granted on March 10, 2000, in lieu of cash bonus otherwise payable by the Company with respect to 1999.

(h) Richard J. Estell resigned his positions with the Company effective November 2, 1999 and the salary shown in the compensation table is for the period during which he was employed.

(i) Includes 32,500 shares subject to options exercisable at $6.625 per share, which were granted on March 10, 2000, in lieu of a portion of cash bonus otherwise payable by the Company with respect to 1999.

(j) Glenn W. Reed joined the Company effective July 6, 1999 and the salary shown in the compensation table is for the period during which he was employed.

(k) Includes 22,500 shares subject to options exercisable at $6.625 per share, which were granted on March 10, 2000, in lieu of a portion of cash bonus otherwise payable by the Company with respect to 1999.

(l) William P. Benac joined the Company effective May 10, 1999 and the salary shown in the compensation table is for the period during which he was employed.

(m)  William J. Gedwed was elected a Vice President of the Company in August
     1999.

(n) Includes for 1998 and 1997 salary and bonus paid by National Motor Club of America, Inc. (a subsidiary of the Company), for which Mr. Gedwed served as President and Chief Executive Officer.

(o) Includes 39,950 shares subject to options exercisable at $6.625 per share, which were granted on March 10, 2000, in lieu of a portion of cash bonus otherwise payable by the Company with respect to 1999.

                               1999 STOCK OPTIONS

     The following table summarizes options granted to the named executive officers during 1999, along with the present value of such options on the date they were granted, calculated as described in the footnote to the table.

                                                 PERCENT OF
                                                   TOTAL
                                  NUMBER OF       OPTIONS
                                  SECURITIES      GRANTED       EXERCISE
                                  UNDERLYING    TO EMPLOYEES    OR BASE                   GRANT DATE
                                   OPTIONS       IN FISCAL       PRICE      EXPIRATION      PRESENT
NAME                              GRANTED(#)        YEAR         ($/SH)        DATE       VALUE(1)($)
----                              ----------    ------------    --------    ----------    -----------
Ronald L. Jensen................          0            0            NA              NA           NA
Gregory T. Mutz.................    235,000(2)                   6.625      04/09/2005      810,844
                                     15,000                      24.50      07/02/2004      152,258
                                      5,000        38.64%        24.31      07/03/2004       52,901
Richard J. Estell...............      9,740                      26.00      07/15/2004      106,023
                                        260         1.52%        25.99      07/15/2004        2,830
Charles T. Prater...............     32,500(2)                   6.625      04/09/2005      112,138
                                      7,500         6.06%        24.13      07/02/2004       76,967
Glenn W. Reed...................     22,500(2)                   6.625      04/09/2005       77,634
                                     28,500         7.73%        23.87      07/01/2004      294,831
William J. Gedwed...............     39,950(2)                   6.625      04/09/2005      137,843
                                      8,700         7.37%        26.35      07/15/2004       93,761
William P. Benac................     10,000         1.52%        23.38      06/25/2004      100,816

---------------

(1) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company are long-term, non-transferable and subject to vesting in equal annual increments over a five-year period, while exchange-traded options are short-term and can be exercised or sold immediately in the liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. Based on the Black-Scholes option valuation model with the actual option price, the key input variables used in valuing the options were: risk free interest rate, 6.5950% and 5.6762%; dividend yield, 0.00%; stock price volatility, 49.1084% and 41.7589%; option term, five years. The volatility variable reflected daily stock price trading data from June 2, 1995 through March 9, 2000. An adjustment was made for the risk of forfeiture during the vesting period. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model.

(2) Reflects shares subject to options that were granted on March 10, 2000, in lieu of a portion of cash bonus otherwise payable by the Company with respect to 1999.

     The following table summarizes for each of the named executive officers the total number of unexercised stock options held at December 31, 1999, and the aggregate dollar value of in-the-money, unexercised stock options held at December 31, 1999.

                        AGGREGATE STOCK OPTION EXERCISES
                          IN 1999 AND YEAR-END VALUES

                                                                                             VALUE OF
                                                              NUMBER OF                     UNEXERCISED
                                                          UNEXERCISED STOCK             IN-THE-MONEY STOCK
                                                           OPTIONS AT YEAR                OPTIONS AT YEAR
                                                              END(#)(a)                      END($)(b)
                                                     ---------------------------    ---------------------------
NAME                     SHARES                      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                   ACQUIRED ON       VALUE       -----------   -------------    -----------   -------------
                       EXERCISE(#)    REALIZED($)
                       -----------    -----------
Ronald L. Jensen.....        --             --             --              --              0               0
Gregory T. Mutz......     2,400         30,900         60,937         192,000              0               0
Richard J. Estell....        --             --          2,178          18,712              0               0
Glenn W. Reed........        --             --              0          28,500              0               0
William J. Gedwed....        --             --          1,328          14,012              0               0
William P. Benac.....        --             --              0          10,000              0               0
Charles T. Prater....        --             --          1,200          44,800              0               0

---------------

(a) The number of exercisable and unexercisable options at year-end does not include options granted to the named executive officers in March 2000 in lieu of cash bonuses otherwise payable by the Company with respect to 1999.

(b)  The closing stock price per share at December 31, 1999 was $10.5625.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total stockholder return on UICI Common Stock for the last five years with the cumulative return for the same period of the S&P 600 Small Cap Market Index, the NASDAQ Stock Index, the NASDAQ Insurance Index and the S&P Insurance Index. The graph assumes the investment of $100 at the beginning of the period in the Company's Common Stock.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 UICI                                  100          222          382          410          288          124
 NASDAQ Stock Index                    100          141          174          213          300          558
 NASDAQ Insurance Index                100          142          162          238          211          164
 S&P 600 Small Cap Market Index        100          129          154          192          188          210
 S&P Insurance Index                   100          140          170          246          252          258

                   EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

     The Company has an Employee Stock Ownership and Savings Plan which permits the Company to make contributions on behalf of eligible employees either in the form of shares of the Company's Common Stock or in cash which is invested in such shares of the Company's Common Stock. Shares contributed to the Plan or purchased with the Company's contributions are allocated to the participant's account on a monthly basis and forfeitures are allocated to employees who are participants on the last day of the Plan Year based upon the ratio of each participant's annual credited compensation (up to $40,000) to the total annual credited compensation of all participants entitled to share in such contributions for such Plan Year. Each participant's vested interest in the Plan is at all times nonforfeitable and is distributable only upon hardship withdrawal, death, or termination of employment.

                                 OTHER MATTERS

     The Company and Mr. Estell entered into an agreement, dated as of November 2, 1999, pursuant to which Mr. Estell agreed (a) to resign as a director and as Executive Vice President of the Company, effective November 2, 1999, and (b) to serve as a consultant to the Company for the period ending May 2, 2002, for which Mr. Estell is entitled to a monthly consulting fee in the amount of $12,000 for the term of the agreement. In accordance with the agreement, Mr. Estell received a one-time severance payment in the amount of $120,000 and the Company released Mr. Estell from liability under a promissory note in the principal amount of $229,997, the proceeds of which were used to purchase shares of Common Stock. The consulting arrangement is terminable prior to the end of the term by the Company upon the occurrence of certain events, including the death of Mr. Estell.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the number of shares of Common Stock beneficially owned and the percentage of Common Stock so owned, as of April 25, 2000, by (a) each person known by management to own beneficially five percent or more of the Company's Common Stock, (b) each director of the Company and each executive officer of the Company named in the summary compensation table and (c) all directors and executive officers as a group:

                                                            COMMON SHARES      PERCENT
                                                            BENEFICIALLY      OF COMMON
NAME & ADDRESS OF BENEFICIAL OWNER                              OWNED           STOCK
----------------------------------                          -------------     ---------
Ronald L. Jensen...........................................   7,843,986(1)      16.90%
  4001 McEwen Dr., Suite 200
  Dallas, TX 75244
President and Fellows of Harvard College...................   5,153,700         11.10%
  c/o Harvard Management Co.
  600 Atlantic Avenue
  Boston, MA 02210
FMR Corp...................................................   3,370,400          7.26%
  82 Devonshire Street
  Boston, MA 02109-3614
Wanger Asset Management, L.P. .............................   3,069,700          6.61%
  227 West Monroe Street, Suite 3000
  Chicago, IL 60606
Onward and Upward, Inc. ...................................   3,103,657          6.69%
  2121 Precinct Line Road
  Hurst, TX 76054
Gregory T. Mutz............................................     979,382(2)(5)    2.11%
Richard T. Mockler.........................................      15,224(3)         (4)
Patrick J. McLaughlin......................................       7,508(6)         (4)
Stuart D. Bilton...........................................       3,884(7)         (4)
George H. Lane III.........................................       3,884(7)         (4)
William J. Gedwed..........................................      18,508(8)         (4)
Richard J. Estell..........................................      41,952            (4)
Charles T. Prater..........................................     120,024(9)         (4)
Glenn W. Reed..............................................      33,929(10)        (4)
William P. Benac...........................................      12,266(11)        (4)
All executive officers and directors (11 individuals) as a
  group....................................................   9,058,549         19.48%

---------------

 (1) Includes 4,100,000 shares held by Mr. Jensen's spouse. Does not include shares held directly or indirectly by Mr. Jensen's five adult children, as to which Mr. Jensen disclaims beneficial ownership. Mr. Jensen's adult children directly hold in the aggregate approximately 5.66% of the outstanding Common Stock. Mr. Jensen's adult children are also the stockholders of Onward and Upward, Inc., which holds approximately 6.69% of the outstanding Common Stock.

 (2) Includes shares of Common Stock held as of March 21, 2000 by the Trustees under the Company's Employee Stock Ownership and Savings Plan. The shares of Common Stock held by the Trustee under the Plan that are purchased with contributions made by the Company are subject to the vesting requirements of the Plan.

 (3) Includes 481 shares subject to options exercisable within 60 days granted under the Company's 1987 Amended and Restated Stock Option Plan.

 (4) Represents less than 1% of the outstanding common stock.

 (5) Includes 42,195 shares held by a partnership in which Mr. Mutz has a 33.3% ownership interest and 200 shares held by a partnership in which Mr. Mutz has a 20% ownership interest; 9,437 shares held by Mr. Mutz as custodian for his minor children; 669 shares held in IRAs for minor children; and 131,220 shares held by several family trusts of which Mr. Mutz serves either as the Trustee or the Investment Advisor, and of which Mr. Mutz is a beneficiary. Also includes 20,937 shares subject to options exercisable within 60 days granted under the Company's 1996 Special Stock Option Plan, and 44,000 shares subject to options exercisable within 60 days under the Company's 1987 Amended and Restated Stock Option Plan.

 (6) Includes 418 shares subject to options exercisable within 60 days under the Company's 1987 Amended and Restated Stock Option Plan.

 (7) Includes 481 shares subject options exercisable within 60 days under the Company's 1987 Amended and Restated Stock Option Plan.

 (8) Includes 1,740 shares subject to options exercisable within 60 days under the Company's 1987 Amended and Restated Stock Option Plan and 1,328 shares subject to options exercisable under the Company's 1998 Employee Stock Option Plan.

 (9) Includes 1,500 shares subject to options exercisable within 60 days granted under the Company's 1987 Amended and Restated Stock Option Plan and 1,200 shares subject to options exercisable under the Company's 1998 Employee Stock Option Plan.

(10) Includes 5,700 shares subject to options exercisable within 60 days granted under the Company's 1987 Amended and Restated Stock Option Plan.

(11) Includes 2,000 shares subject to options exercisable within 60 days granted under the Company's 1987 Amended and Restated Stock Option Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive and certain officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and, in the Company's case, The New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1999. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 1999, except that in January 2000 Gregory T. Mutz filed an amended Form 3 reporting beneficial ownership of two derivative security positions which were inadvertently omitted from his initial Form 3 filed in January 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTRODUCTION

     Historically, the Company and its subsidiaries have engaged from time to time in transactions and joint investments with executive officers and entities controlled by executive officers, particularly Ronald L. Jensen (the Company's Chairman) and entities in which Mr. Jensen and his adult children have an interest ("Jensen Affiliates"). As described above under the caption "Executive Compensation Committee Report on Executive Compensation," during 1999 Mr. Jensen functioned as the Company's compensation committee.

     Under the Company's by-laws, any contract or other transaction between the Company and any director (or company in which a director is interested) is valid for all purposes if the interest of such director is disclosed or known and such transaction is authorized by a majority of directors not interested in the transaction. The Board of Directors has a current policy requiring that, where Mr. Jensen is the interested director, a contract or transaction with Mr. Jensen or other company in which Mr. Jensen has a substantial ownership interest (i.e., at least 30% of the outstanding equity of such company) be approved by a majority of the directors of the Company who are not employees of the Company or its subsidiaries. While the Company believes that during 1999 the Board of Directors has been apprised of and has reviewed in advance all significant transactions between all Jensen Affiliates and the Company, the formal Board policy governing independent approval does not strictly apply to a contract or transaction involving payments of less than $500,000 in any twelve month period or less than $2.5 million over the life of such contract or transaction. Mr. Jensen has never voted with respect to any matter in which he or his children have or have had an interest.

     On March 20, 2000, the Board of Directors accepted the recommendations of the Special Litigation Committee to amend the Company's policy for related-party transactions, requiring (1) prospective Board review, until March 20, 2001, of any contract or transaction involving payments of $60,000 or more over the life of any contract, and, after March 20, 2001, review of any contract or transaction involving payments of $250,000 or more in any twelve-month period or $1,000,000 over the life of the contract and (2) defining a "related-party" as a person or entity that is an "affiliate" of the Company or any entity in which any officer or director of the Company has a 5% or greater equity interest.

     The Company believes that the terms of all such transactions with all related parties, including all Jensen Affiliates, are and have been on terms no less favorable to the Company than could have been obtained in arm's length transactions with unrelated third parties.

     Transactions between an insured bank (including UCNB, the Company's indirect wholly owned subsidiary) and an insured bank's affiliates are subject to, among other things, the quantitative and qualitative restrictions of Section 23A of the Federal Reserve Act, as well as safety and soundness considerations. The OCC has expressed criticism with respect to certain of the transactions that have taken place between UCNB and the Company and/or certain of its wholly owned subsidiaries. The Company disagrees, but it cannot predict at this time what action, if any, the OCC will ultimately take with respect to these transactions.

TRANSACTIONS WITH MR. JENSEN AND JENSEN AFFILIATES

  Special Investment Risks, Ltd.

     From the Company's inception through 1996, Special Investment Risks, Ltd. ("SIR") (formerly United Group Association, Inc. ("UGA")) sold health insurance policies that were issued by AEGON USA and coinsured by the Company or policies issued directly by the Company. SIR is owned by Mr. Jensen. Effective January 1, 1997, the Company acquired the agency force of SIR and certain tangible assets of SIR for a price equal to the net book value of the tangible assets acquired and assumed certain agent commitments of $3.9 million. The tangible assets acquired consisted primarily of agent debit balances, a building, and related furniture and fixtures having a net book value of $13.1 million.

     In accordance with the terms of the asset sale to the Company, SIR retained the right to receive all renewal commissions on policies written prior to January 1, 1997, including the policies previously issued by AEGON and coinsured by the Company and the policies previously issued directly by the Company. The renewal commissions paid to SIR on the coinsured policies issued by AEGON are based on commission rates negotiated and agreed to by AEGON and SIR at the time the policies were issued prior to 1997, and the commission rates paid on policies issued directly by the Company are commensurate with the AEGON renewal commission rates. The Company expenses its proportionate share of renewal commissions payable to SIR on co-insured policies issued by AEGON. During 1997, 1998 and 1999, SIR received insurance renewal commissions of $20.4 million, $20.9 million and $10.1 million, respectively, on the policies previously issued by AEGON and coinsured by the Company. During 1997, 1998 and 1999, SIR received renewal commissions of $9.2 million, $4.7 million and $3.3 million, respectively, on policies issued directly by the Company.

     In 1986 and 1996, respectively, SIR established, for the benefit of its independent insurance agents, independent sales representatives and independent organizations associated with SIR, the Agency Matching Total Ownership Plan I and the Agency Matching Total Ownership Plan II (collectively, the "Plans"), entitling participants to purchase and receive Company Common Stock. In connection with SIR's transfer to the Company of SIR's agency operations effective January 1, 1997, SIR agreed to retain the liability to fund the Plans to the extent of 922,587 shares of UICI Common Stock, representing the corresponding number of unvested AMTOP Credits (as defined in the Plans) at January 1, 1997. As of August 30, 1999, the liability of SIR to fund the Plans remained undischarged to the extent of 369,174 shares of UICI Common Stock (the "Unfunded Obligation").

     Effective September 15, 1999, SIR and the Company entered into an Assumption Agreement, pursuant to which UICI agreed to assume and discharge the Unfunded Obligation, in consideration of a cash payment made by SIR to the Company in the amount of $10,129,212, representing the dollar value of 369,174 shares of UICI Common Stock at $27.4375 per share (the closing price of UICI common stock at September 15). On October 29, 1999, SIR funded the cash payment.

     To ensure that the dollar value of the Unfunded Obligation will not exceed the dollar proceeds received from SIR plus a reasonable allowance for the cost of funds, effective September 15, 1999, the Company and OUI entered into a Put/Call Agreement. Pursuant to the Put/Call Agreement, for a thirty day period commencing on July 1 of each year (commencing in 2000 through 2006), the Company has an option to purchase from OUI, and OUI has a corresponding right to require the Company to purchase, up to 369,174 shares of Common Stock at an initial purchase price in 2000 of $28.50 per share. The call/put price escalates over time in annual dollar increments to recognize an increase in value of the underlying UICI stock based upon historical past performance (an approximate 6.0% annual rate of appreciation).

     During 1995, the Company and SIR entered into a three-year agreement entitling the Company to receive a 20% interest in the profits or losses relating to certain lead generation activities of SIR. In accordance with this arrangement, SIR paid to the Company $600,000 and $1.1 million in 1998 and 1997, respectively.

     During 1999, 1998 and 1997, the Company received $163,000, $13,000 and $-0-, respectively, from SIR as reimbursement of office supply and occupancy expenses.

  Richland State Bank

     Richland State Bank ("RSB") is a state-chartered bank in which Mr. Jensen holds a 100% equity interest. Prior to the chartering of United Credit National Bank in February 1997, the Company's United CreditServ subsidiary (formerly the Company's Credit Services division) utilized RSB to issue credit cards, for which the Company paid origination fees in the amount of $107,500, $187,700 and $83,300 in 1999, 1998 and 1997, respectively. During 1997, the Company purchased $6.3 million of the Credit Services Division credit card receivables from RSB.

     RSB has also originated student loans for Educational Finance Group, Inc. ("EFG") and resold originated loans to EFG at par less an origination fee of 31 basis points (0.31%). In 1998, RSB originated $21.6 million in student loans for EFG and received $66,960 in origination fees. During 1999, RSB originated $59.8 million aggregate principal amount of student loans for EFG, for which it received $176,000 in origination fees.

     During 1997, the Company also borrowed $666,000 from RSB, of which $497,000 was outstanding at December 31, 1998, bearing interest at annual rates ranging from 9% to 9.25%. The loans were paid in full in August 1999.

     The Company's United CreditServ unit processes and services credit cards issued by RSB. The Company received $1.5 million, $647,000 and $1.1 million from RSB for services performed in connection with processing of credit cards in 1999, 1998 and 1997, respectively.

     RSB has also historically provided student loan origination services for the Company's College Fund Life Division. On June 12, 1999, RSB and UICI Funding Corporation ("Funding") (a wholly owned subsidiary of UICI), executed a Loan Origination and Purchase Agreement, pursuant to which RSB continues to originate student loans for Funding. Originated student loans are resold to Funding at par (plus accrued interest) less an origination fee of 31 basis points (0.31%). Funding, in turn, resells the loans to the College Fund Life Division of The MEGA Life and Health Insurance Company (a wholly-owned subsidiary of
UICI) ("MEGA") and to the College Fund Life Division of Mid-West National Life Insurance Company of Tennessee (a wholly-owned subsidiary of UICI) ("Mid-West"). During 1999, RSB originated $15.3 million aggregate principal amount of student loans for MEGA and Mid-West, for which it received origination fees in the amount of $47,430.

     During 1999, RSB collected on behalf of, and paid to, Funding guarantee fees in the amount of $1.6 million, which fees were paid by student borrowers in connection with the origination of student loans.

     In June 1999, RSB entered into a service agreement with the College Fund Life Division of MEGA and Mid-West pursuant to which MEGA and Mid-West provide underwriting services to permit RSB to approve prospective student loans. During 1999, RSB paid to MEGA and Mid-West administrative fees for such services in the amounts of $165,000 and $300,000, respectively.

     During 1999, the Company received from RSB interest income in the amount of $5,400 on certificates of deposit issued by RSB.

  Specialized Association Services, Inc.

     Pursuant to an agreement entered into in July 1998, Specialized Association Services, Inc. ("SAS") (which is owned by Mr. Jensen's adult children) regularly pays MEGA for certain benefits (e.g., National Motor Club memberships) provided to association members. MEGA, in turn, purchases such benefits from third parties (including, in some cases, the Company). The Company believes that the fees earned by MEGA as a percentage of MEGA's cost of benefits is approximately 23%, which is prior to any allocation of overhead. During 1999 and 1998, SAS paid to MEGA $6.0 million and $900,000, respectively, pursuant to this arrangement.

     During 1999, 1998 and 1997, the Company paid to SAS $151,000, $-0- and $-0-, respectively, for telemarketing services. During 1999, 1998 and 1997, the Company paid to SAS $166,000, $214,000 and $-0-, respectively, for various services and reimbursement of expenses. The Company received from SAS $32,000, $95,000 and $-0- during 1999, 1998 and 1997, respectively, for reimbursement of expenses. During 1999, 1998 and 1997, SAS paid to MEGA $325,000, $114,000 and $-0-, respectively, for leased office facilities.

  Healthcare Management Administrators, Inc.

     In 1997, pursuant to the terms of a Sale and Administration Agreement, the Company sold certain tangible assets associated with its third party administrator business to Healthcare Management Administrators, Inc. ("HMA") (which is owned by Mr. Jensen) and also agreed to assign associated rights and benefits of licenses of third party administrator business. The purchase price received by the Company was $641,000, which approximated book value of the net assets sold.

     During 1999, 1998 and 1997, the Company provided to HMA leased facilities and data processing, accounting, management and administrative services. The Company received fees of $3.5 million, $9.2 million and $4.5 million in 1999, 1998 and 1997, respectively, and the Company paid HMA $273,000, $69,000 and $28,000 in 1999, 1998 and 1997, respectively, for certain claims processing services performed by HMA. During 1998, the Company loaned HMA $910,000, which loan was repaid in full in 1998 with interest at prime plus two percent.

     During 1999, 1998 and 1997 Insurdata Marketing Services received commissions from HMA in the amount of $630,000, $-0- and $-0-, respectively.

     In accordance with the terms of a Management and Option Agreement, dated as of April 1, 1999, HMA and Mr. Jensen granted to the Company an option to purchase certain assets, subject to certain corresponding liabilities, associated with the third party administration business of HMA. The option was exercisable on or before January 30, 2000 at an option price equal to the book value of the net tangible assets of HMA to be purchased plus assumption of an obligation to pay WinterBrook VSO, LLC (a company controlled by Mr. Jensen) certain commissions payable over a five year term in an amount not to exceed $4.2 million. The

Company delivered notice of exercise of the option on January 25, 2000, and the Company completed the purchase of the assets associated with HMA's third party administration business on February 3, 2000, at a renegotiated purchase price equal to $3,980,500 (representing the recorded net book value of the assets purchased) plus $500,000, representing repayment to Mr. Jensen of cash advances made to HMA subsequent to December 31, 1999.

  NetLojix Communications, Inc. (formerly AvTel Communications, Inc.)

     Netlojix provides voice telecommunications services to the Company, pursuant to an agreement originally executed in 1998, renegotiated effective August 1, 1999 and expiring on October 31, 2001. Mr. Jensen and his adult children own beneficially in the aggregate approximately 59% of the issued capital stock of Netlojix. The Company paid Netlojix $4.4 million, $2.4 million and $2.1 million in 1999, 1998 and 1997, respectively, for telecommunications services, and in 1999, 1998 and 1997 the Company received reimbursement payments of $192,000, $113,670 and $-0-, respectively, in connection with such services.

  Excell Global Services, Inc.

     Excell Global Services, Inc. ("Excell Global") (in which Mr. Jensen, Mr. Mutz, President and Chief Executive Officer of the Company, and an officer of United CreditServ serve as directors and in which Mr. Jensen and Mr. Mutz are beneficial holders of 57.28% and 14.6%, respectively, of the outstanding equity) is a holding company, the principal subsidiary of which is Excell Agent Services, LLC ("Excell"). Excell Global and members of management of Excell Global hold, in the aggregate, 99% of the equity interest in Excell, and Mr. Jensen holds the remaining 1% equity interest. Excell provides telephone directory assistance services. During 1999, Excell and MEGA entered into a consulting arrangement, pursuant to which Excell was engaged on a project basis to provide advisory and consulting services to MEGA with regard to call center matters. During 1999, MEGA paid to Excell the amount of $48,000 for such services.

     In November 1994, UICI extended a $10.0 million line of credit to Excell. The terms of the line of credit were renegotiated in 1997 to provide for additional collateral, to decrease the interest rate to prime from prime plus 4% and to extend the maturity of the loan to December 31, 1998 from September 30, 1998. The line of credit was secured by a pledge of securities owned by Mr. Jensen. Excell repaid $2.5 million in 1997 and the remaining balance of $7.5 million was repaid in May 1998.

     In January 1999, the Company sold to Excell a stop loss policy issued by MEGA. During 1999, Excell paid to the Company total premiums on such policy in the amount of $153,000.

  Onward and Upward, Inc. and Other Entities Owned by the Jensen Adult Children

     Mr. Jensen's five adult children hold in the aggregate 100% of the equity interest in Onward & Upward, Inc. ("OUI"), the holder of approximately 6.69% of the Company's outstanding Common Stock.

     During 1998, the Company acquired from OUI a 15.9% interest in the Company's subsidiary, The Chesapeake Life Insurance Company, for a purchase price of $4.5 million. The purchase price was based on a predetermined formula that approximated GAAP book value. OUI also holds a 21% equity interest in U.S. Managers Life Insurance Company, Ltd., a subsidiary of the Company. The Company has a right-of-first-offer to purchase from OUI, and OUI has a corresponding put right to sell to the Company, OUI's 21% equity interest in U.S. Managers Life Insurance Company, Ltd. at a price equal to 21% of the book value of U.S. Managers Life Insurance Company, Ltd. (determined in accordance with generally accepted accounting principles) at the date of purchase.

     For the six-month period ended July 1, 1998, Core Marketing, Ltd. (in which the Jensen adult children held 100% of the equity interest) generated sales leads for the agents of the Company. The Company paid $7.5 million for the leads in 1998. In 1998, the Company purchased certain assets of Core Marketing, Ltd. for a purchase price of $2.8 million.

     In 1999, 1998 and 1997, the Company paid $147,000, $1,600 and $37,000, respectively, to Small Business Ink (a division of Specialized Association Services, in which the adult children of Mr. Jensen own 98.8%) for printing services.

  Tesia Corporation (formerly Paperless Adjudication Ltd.)

     During 1993, Mr. Jensen and the Company agreed to jointly invest in Tesia Corporation ("Tesia"), which seeks to develop a paperless system for insurance claims administration and adjudication. Mr. Jensen holds a 29.67% and Mr. Jensen's five adult children hold in the aggregate a 12.17% equity interest in Tesia. At December 31, 1998, the Company had written off its aggregate investment of $6.1 million made prior to 1999. In September 1999, the Company invested an additional $119,000 in Tesia in exercise of its preemptive rights as part of a private placement offering of equity interests by Tesia. After recognizing its share of Tesia's operating losses, at December 31, 1999, the Company's carrying value of its investment in Tesia was $-0-.

     In 1999, 1998 and 1997, the Company received $8,400, $-0- and $-0-, respectively, from Paperless Adjudication, Ltd. for commissions and reimbursement of expenses.

  Impact Productions, Inc.

     In 1998, the Company acquired a 90% interest in Impact Productions, Inc. ("Impact") from one of Mr. Jensen's adult children for a total price of $236,000, which approximated the net book value of the assets as of the purchase date. The adult child of Mr. Jensen retains a 10% equity interest in Impact. During 1999, 1998 and 1997, the Company paid to Impact $111,000, $319,000 and $119,000, respectively, for promotional services.

     During 1999, 1998 and 1997, Impact paid the Company $13,000, $17,000 and $-0-, respectively, for reimbursement of expenses.

  Interactive Media Works, Inc.

     During 1999 and 1998, United Membership Marketing Group, LLC (an indirect wholly-owned subsidiary of the Company) paid Interactive Media Works, LLC (in which Mr. Jensen held a 72.5% equity interest) the amount of $-0- and $1,435,441, respectively, for voice activation services related to its credit card operation.

  Small Business Showcase, Inc. ("SBS")

     Cornerstone Marketing of America (a division of Mid-West) paid to Small Business Showcase, Inc. ("SBS") (which is owned by one of Mr. Jensen's adult children) $11,000, $-0- and $-0- in 1999, 1998 and 1997, respectively, for lead generation services.

     In 1999 and 1998, SBS paid to subsidiaries of the Company $659,000 and $-0-, respectively, for generating Internet leads.

  WinterBrook VSO, LLC

     During 1999 and 1998, Insurdata Imaging Services, LLC (an indirect wholly-owned subsidiary of the Company) paid WinterBrook VSO, LLC (in which Mr. Jensen holds a controlling interest) $258,000 and $-0-, respectively, representing run-off commissions relating to the marketing and sale of satellite imaging systems.

  Purchase of Series B Certificates

     On December 31, 1999, the Company sold to Mr. Jensen for an aggregate of $10,000,000 in cash (representing 100% of the principal amount thereof) (a) a Class B 8.25% Asset Backed Certificate, Series 1998-1, in the outstanding principal amount of $4,100,000; (b) a Class B 10.00% Asset Backed Certificate, Series 1997-1, in the outstanding principal amount of $3,000,000; and (c) a Class B 10.00% Asset

Backed Certificate, Series 1996-1, in the outstanding principal amount of $2,900,000 (collectively the "Series B Certificates"). The Series B Certificates were created as part of the Company's securitizations of credit card receivables issued in 1996, 1997 and 1998 generated by the Company's credit card operations.

  Sale of SunTech Processing Systems, LLC

     In 1996, the Company invested $4 million in exchange for a 100% Class A and a 40% Class B membership interest in Cash Delivery Systems, LLC ("CDS"), formerly known as Sun Network Technologies. The remaining 60% Class B membership interest was held by Sun Communications, Inc. ("Sun"). At the time of the Company's investment, CDS was engaged in the business of owning and placing automated teller machines ("ATMs") and processing ATM transactions. In connection with the Company's investment in CDS, Mr. Jensen executed an agreement pursuant to which Mr. Jensen agreed to indemnify the Company for any loss or reduction in value of the Company's Class A membership contribution and granted an option to the Company to put the Class A membership interest to Mr. Jensen for $4 million. CDS and Mr. Jensen then invested $80,000 and $20,000 in Sun Tech Processing Systems, LLC ("STP") in exchange for an 80% and 20% membership interest, respectively. In addition, Mr. Jensen agreed to loan up to $6 million to STP, secured by all property acquired with the funds advanced. No funds were drawn down on this commitment.

     In accordance with an Agreement dated March 1997 and effective December 31, 1996 (the "March 1997 Agreement"), the Company, Mr. Jensen, Sun, CDS, and STP restructured these investments as follows:

     - CDS and Mr. Jensen withdrew their membership contributions from STP and the agreement to advance up to $6 million to CDS was canceled.

     - STP issued to the Company and Sun a new 80% and 20% Class B membership interest for $800 and $200, respectively.

     - The Company invested an additional $2.0 million in STP in exchange for a 100% Class A membership interest.

     - The Company sold its entire Class A and Class B membership interests in CDS to Mr. Jensen for $854,000, which represented the net book value of the Company's interest in CDS before the transfer of the ATM transaction processing business to STP. In addition, Sun transferred a 40% interest in CDS to Mr. Jensen. Giving effect to these transactions, Mr. Jensen and Sun owned 80% and 20% of the Class B membership interests of CDS, respectively, and Mr. Jensen owned 100% of the Class A membership interests of CDS.

     - Mr. Jensen agreed to provide financing to CDS in the total amount of approximately $12 million to pay off outstanding CDS indebtedness, approximately $2 million of which was to be unsecured. As of March 1997, Mr. Jensen had paid on behalf of CDS approximately $10.3 million.

     In connection with the sale of UICI's interests in CDS to Mr. Jensen, CDS distributed processing assets with approximately $1.3 million in book value to Mr. Jensen and Sun, which at the time owned 80% and 20% of the Class B membership interests in CDS, respectively. Sun contributed its share of those processing assets to STP, and Mr. Jensen contributed his $1.1 million share of the book value of those processing assets to STP on behalf of UICI.

     The March 1997 Agreement also provides, in part, that (i) there will be no distributions to Class B members of STP or CDS until all Class A preferred interests in both STP and CDS have been paid or redeemed in full and (ii) if funds are available to any parties from either STP or CDS, such funds will be loaned to the other company until the preferred interests are retired. The agreements governing the organization and governance of STP and CDS both require, upon liquidation, the payment of the respective outstanding debt of each company before the equity holders of that company receive a distribution. After the sale of CDS's ATMs and use of the proceeds to repay these loans in part, approximately $6.2 million of Mr. Jensen's loans to CDS remained outstanding as of December 31, 1999. These loans bear interest at an annual rate of 2.5% plus the prime rate, payable monthly, and have a maturity date of July 1, 2001.

     In February 1998, the assets of STP were sold to an unrelated party for $17.5 million, and in 1998 the Company recognized a gain in the total amount of $9.7 million on the sale. As discussed below, the ultimate outcome of the appeals in the Sun Litigation may have an impact on this recorded gain. Consistent with its understanding of the March 1997 Agreement, in the first quarter of 1998 the Company recorded a gain of $2.3 million (representing the distribution due to its Class A and Class B interests in STP assuming funds were advanced to CDS to retire Mr. Jensen's debt and redeem his Class A interest in
CDS). In April 1998, Sun filed certain claims in District Court in Dallas County, Texas concerning the distribution of the proceeds from the sale of the STP assets. The core issue of the suit was whether the provisions of the March 1997 Agreement would require that STP make a loan or advance to CDS out of the proceeds of the STP sale so that CDS could repay the loans made by Mr. Jensen to CDS and redeem Mr. Jensen's Class A preferred membership interest in CDS. The liquidator appointed to rule on the proper distribution ruled that the proceeds should be distributed in a manner different than had previously been applied by the Company in the first quarter of 1998.

     The net effect of any loan or advance to CDS would be to reduce the funds available for STP to distribute to the Company and Sun. In accordance with an agreement effective June 30, 1998 (the "Assurance Agreement"), Mr. Jensen agreed that, if UICI receives less than the $15.149 million in the lawsuit, then Mr. Jensen will advance funds to UICI sufficient to increase UICI's recovery to $15.149 million.

     The Dallas County, Texas District Court ruled in December 1998 that, as a matter of law, the March 1997 agreement governing the distribution of the cash proceeds of the STP sale should be read in the manner urged by Sun and consistent with the court-appointed liquidator's previous ruling. The District Court entered a judgment directing distribution of the sales proceeds in the manner urged by Sun. The District Court also entered a finding that UICI violated Texas securities disclosure laws and breached a fiduciary duty owed to Sun, and the District Court awarded the plaintiff $1.7 million in attorneys' fees, which amount could be increased to $2.1 million under certain circumstances.

     UICI believes that the District Court was incorrect in the awarding of attorneys' fees and in its finding that UICI violated Texas securities laws and breached a fiduciary duty to Sun for allegedly selling STP for less than its true market value. On September 10, 1999 the Company filed its initial briefs in support of its appeal of the District Court's decision as to those issues. The Company has not, however, appealed the District Court's ruling with regard to the interpretation of the March 1997 agreement. On September 10, 1999, Mr. Jensen filed his initial brief in support of his appeal of, among other things, the trial court's December 1998 finding in the Sun Litigation that CDS was not entitled to any of the proceeds from the sale of STP's assets. On October 4, 1999, Sun filed its brief in opposition to the appeal.

     In the brief filed in his appeal of the District Court's December 1998 finding, Mr. Jensen reasserted that the March 1997 agreement requires that, before STP can make a distribution to UICI and Sun, it must advance approximately $10 million to CDS to allow CDS to satisfy certain creditor and preferred equity claims, owed primarily to Mr. Jensen. If and to the extent that Mr. Jensen's interpretation of the March 1997 agreement is ultimately adopted in the Sun Litigation after all rights to appeal have been exhausted, the amount of such proceeds which UICI may ultimately receive directly from STP may be reduced. However, in such event and in accordance with the Assurance Agreement, the Company anticipates that it will receive no less than $15,149,000 from the STP sale.

     Oral argument before the Dallas Court of Appeals on the appeal was held on February 1, 2000, though no decision on the appeal has been rendered. As previously disclosed, for financial reporting purposes any cash ultimately received by the Company from Mr. Jensen pursuant to the Assurance Agreement would be treated as a capital contribution to the Company, and the Company's gain would be reduced by a corresponding amount. In such case, however, the Company's consolidated stockholders' equity would not be adversely affected. In 1998, the Company's results of operations reflected a pre-tax gain from the STP sale of $9.7 million ($6.7 million after-tax, or $0.15 per share).

  March 2000 Loan

     On March 14, 2000, a limited liability company controlled by the Company's Chairman (the "Lender LLC") extended to a newly-formed subsidiary of UICI a loan in the amount of $70.0 million, the proceeds of which, together with $5.0 million of cash on hand, were used to reduce indebtedness outstanding under the Company's bank credit facility from $100.0 million to $25.0 million. The loan bears interest at the prevailing prime rate, is guaranteed by UICI, is due and payable in July 2001 and is secured by a pledge of investment securities and shares of the Company's National Motor Club unit. No principal outstanding under the loan from Lender LLC can be paid unless all amounts outstanding under the bank credit facility are paid in full.

  Other Transactions

     Effective July 1, 1998, the Company sold to IPN Acquisitions, Inc. (in which Mr. Jensen holds a 100% equity interest) its equity interest in IPN, LLC (a healthcare solutions company) for cash in the amount of $3.5 million. The purchase price represented the net book value of the net assets of IPN, LLC. IPN Acquisitions, Inc. granted the Company an option to purchase the net assets of IPN, LLC at book value.

     Effective July 1, 1998, the Company sold to HAI Acquisitions, Inc. (in which Mr. Jensen holds a 100% equity interest) its equity interest in HealthCare Automation, Inc. (a healthcare solutions company) for cash in the amount of $1.9 million. The purchase price represented the net book value of the net assets of Healthcare Automation, Inc. HAI Acquisition, Inc. granted the Company an option to purchase the net assets of HealthCare Automation, Inc. at book value.

     During 1997, the Company sold to Mr. Jensen its equity interest in Televere Systems, LLC, B. T. Systems Integrators, LLC and WinterBrook VSO, LLC and certain assets of UICI Administrators, Inc. for cash in the aggregate amount of $1.2 million. The purchase price represented the net book value of the net assets of the companies.

     In 1999, 1998 and 1997, the Company paid $28,000, $79,000 and $1,900, respectively, to United Group Service Center, Inc. (in which Mr. Jensen held a 100% equity interest) for reimbursement of expenses. In 1999, 1998 and 1997, the Company received $43,000, $14,000 and $14,000, respectively, from United Group Service Center, Inc., which amounts represent premiums on a stop loss policy issued by MEGA and reimbursement of office expenses.

EDUCATIONAL FINANCE GROUP, INC.

     The Company's Educational Finance Group, Inc. subsidiary formerly leased office space from a partnership in which Stephen J. Galvin (former President and Chief Executive Officer of EFG) is a partner. During 1999, 1998 and 1997, EFG paid $149,000, $-0- and $-0-, respectively, under the terms of the lease. EFG terminated the lease on January 13, 2000. EFG also paid $3,200 and $2,300 in 1999 and 1998, respectively, for facilities services to a property management company, the sole shareholders of which included members of Mr. Galvin's family.

     EFG also utilized the services of a travel agency owned by Mr. Galvin and members of his family. During 1999, 1998 and 1997, EFG incurred for the benefit of the travel agency the cost of space and salary and benefits for one agency employee in the amount of $28,000, $14,000 and $-0-, respectively.

     In 1998 Mr. Galvin contributed a $9.0 million note payable to him by EFG as equity to EFG. This note payable had a balance of $10.5 million at December 31, 1997.

     As president and chief executive officer of EFG, Mr. Galvin received compensation from EFG in the amount of $239,000, $200,000 and $66,000 in 1999, 1998 and 1997, respectively.

     Mr. Galvin and an employee of EFG together hold 66% of the equity interest in a company to which EFG paid $66,000 in 1998 for web-site development services.

TRANSACTIONS WITH PHILLIP A. GRAY

     During 1997, 1998 and the period ended on April 23, 1999, Phillip A. Gray served as head of the Company's Credit Services division and held a minority interest in United Membership Marketing Group, Ltd. (a majority owned subsidiary of the Company) ("UMMG"). During 1999, 1998 and 1997, the Company engaged in several transactions with Mr. Gray and business entities controlled by Mr. Gray.

  American Credit Educators, LLC

     Mr. Gray is the controlling member of American Credit Educators, LLC ("ACE"), an independent membership association that provides credit education programs and other benefits and through which United CreditServ has historically marketed its credit support services and "ACE" credit cards. During 1999, 1998 and 1997, UCNB made payments to ACE totaling $79.6 million, $52.6 million, and $-0-, respectively, pursuant to the terms of a Credit Card Merchant Agreement. These payments were for educational materials that were sold by ACE and charged to credit cards issued by UCNB. In addition, during 1998 and 1999, UCNB paid to ACE cash in the amount of $12.8 million and $6.0 million, respectively, in satisfaction of certain merchant holdback liabilities, and in 1999 ACE purchased from UCNB certain credit card receivables in the amount of $13.8 million, representing the unpaid balance of the accounts purchased.

     In 1999, 1998 and 1997, ACE paid to UMMG the amount of $16.3 million, $21.0 million and $-0-, respectively, for fulfillment services and marketing materials.

  American Fair Credit Association, LLC

     Mr. Gray is the controlling member of American Fair Credit Association, LLC ("AFCA"), an independent membership association that provides credit education programs and other benefits and through which United CreditServ has historically marketed its credit support services and "AFCA" credit cards.

     In 1999, 1998 and 1997, AFCA paid to UMMG cash in the amount of $15.3 million, $24.5 million and $20.8 million, respectively, for fulfillment services and marketing materials. In 1999, 1998 and 1997, AFCA paid to United CreditServ $300,000, $900,000 and $2.4 million for processing fees.

  United Membership Marketing Group, LLC

     UMMG was initially organized by the Company in 1993 to serve as the marketing and fulfillment organization for the Company's Credit Services division. At inception, the Company and Mr. Gray held an 80% and 20% equity interest, respectively, in UMMG. In 1994, the Company increased its equity interest in UMMG to 85%. During 1998 and 1999, the Company entered into two transactions, pursuant to which the Company purchased from Mr. Gray and the other minority owners additional equity interests in UMMG. On January 1, 1998, the Company purchased from Mr. Gray a 3% equity interest in UMMG (thereby increasing the Company's equity interest in UMMG from 85% to 88%), for which Mr. Gray received $6.0 million. In April 1999, the Company purchased from Mr. Gray a 8.25% interest in UMMG for $22.7 million, and the Company purchased the remaining 3.75% equity interest in UMMG from another officer of UMMG and the remaining minority owners for $7.5 million and $2.1 million, respectively (the "April 1999 Buyout").

     In connection with the Company's initial acquisition in 1992 of an 80% interest in the predecessor of the Credit Services division, Mr. Jensen loaned an aggregate of $2,000,000 to the prior owners (the "Gray Group"), including $1,600,000 to Mr. Gray and $160,000 to another officer of UMMG. The loans from Mr. Jensen were paid in full on April 23, 1999.

     As the holders of equity interests in UMMG, in 1999, 1998 and 1997 Mr. Gray received cash dividend distributions in the amount of $6.5 million, $1.2 million and $1.2 million, another officer of UMMG received $646,364, $454,636 and $311,291, respectively, and the remaining minority holders of equity interests received $536,532, $113,659 and $77,823, respectively.

     Mr. Gray received additional compensation from UMMG in the amount of $291,000, $931,000 and $849,000 in 1999, 1998 and 1997, respectively.

     In 1997, UMMG advanced to Mr. Gray a loan in the amount of $2.0 million, of which $1,776,000 and $1,792,000 was outstanding at December 31, 1998 and 1997, respectively. The loan bore interest at the annual rate of 7.97%. The loan was repaid in 1999.

  Financial Services Reinsurance, Ltd.

     The Company, Mr. Gray, another officer of UMMG and other individuals (collectively Mr. Gray, the other officer and the other individuals constitute the "Gray Group") hold a 79%, 16.8%, 1.68% and 2.52% equity interest, respectively, in Financial Services Reinsurance. Ltd., an offshore re-insurer ("FSR"). In 1992, the Gray Group acquired its collective 21% interest in FSR from OUI for a purchase price of $21,000. As part of the initial acquisition of the Gray Group's 21% interest in FSR, all shareholders of FSR, including the Company and Mr. Gray, contributed additional capital to FSR in an aggregate amount of $900,000, of which Mr. Gray contributed $151,200, the other officer contributed $15,120 and the remaining individuals contributed $22,680. Mr. Gray's and the other officer's capital contributions to FSR were funded by non-recourse loans from the Company to Mr. Gray and the other officer in the amount of $151,200 and $15,120, respectively (the "FSR Capital Loans"), which bore interest at the rate of 6% per annum. Since 1992 and through December 31, 1999, FSR has paid an aggregate of $1,294,440 in dividends to the members of the Gray Group, including $1,058,400 to Mr. Gray and $105,840 to the other officer. During 1999, 1998 and 1997, FSR distributed cash dividends to Mr. Gray in the amount of $285,600, $168,000 and $336,000, respectively. During 1999, 1998 and
1997, FSR distributed cash dividends to the other officer in the amount of $28,560, $16,800 and $33,600, respectively. During 1999, 1998 and 1997, FSR distributed cash dividends to the remaining members of the Gray Group in the amount of $14,280, $25,200 and $50,400, respectively.

     At the closing of the April 1999 Buyout, the Company loaned Mr. Gray and the other officer the additional amounts of $859,025 (the "Gray Note") and $251,499 (the "Other Officer Note"), respectively, which loans were added to indebtedness owing to the Company under the FSR Capital Loans. Accordingly, at December 31, 1999, Mr. Gray had total indebtedness owing to the Company in the amount of $1,010,225, and the other officer had total indebtedness outstanding in the amount of $266,619, which indebtedness in each case bears interest at 5%--6% per annum, with principal and all accrued interest due and payable on January 1, 2002.

     The Company has the right, exercisable on January 1, 2002, to purchase from Mr. Gray and the other officer their respective interests in FSR for a purchase price equal to the outstanding balance plus accrued interest on the Gray Note and the Other Officer Note, respectively.

  ACE and AFCA Litigation

     In February 2000, ACE and AFCA filed suit against UICI and UCNB (American Credit Educators, LLC v. United Credit National Bank and UICI and American Fair Credit Association, Inc. v. United Credit National Bank and UICI, each pending in the United States District Court for the District of Colorado) alleging, among other things, that UCNB has breached its agreements with ACE and AFCA and claiming damages in an indeterminate amount (See Note M).

OTHER TRANSACTIONS WITH CERTAIN MEMBERS OF MANAGEMENT

  Transactions with Mr. Mutz

     In January 1999, Gregory T. Mutz was elected President and Chief Executive Officer of the Company. During 1999, Mr. Mutz continued to serve as Chairman of the Board of AMLI Residential Properties Trust, a publicly-traded real estate investment trust ("AMLI"). At December 31, 1999, the Company held a 14% fully diluted interest in AMLI. As Chairman of the Board of AMLI, Mr. Mutz received certain compensation and participated in various option and deferred compensation programs, all of which are described in the AMLI proxy statement. In addition, as of December 31, 1999, AMLI had loaned Mr. Mutz $2.1 million on a recourse and secured basis, the proceeds of which were used to purchase 112,413 shares of AMLI beneficial interest.

     Mr. Mutz also serves as chairman of the board of AMLI Commercial Properties Trust ("ACPT"), a private real estate investment trust in which the Company holds a 20% equity interest. Mr. Mutz is the beneficial holder of less than one percent of the issued and outstanding shares of beneficial interest of ACPT. At December 31, 1999, ACPT had an outstanding loan owing from Mr. Mutz in the amount of $600,000, the proceeds of which were used to purchase stock in ACPT.

     In December 1998, the Company extended a loan to Mr. Mutz in the amount of $3,300,000, the proceeds of which were used to purchase 200,000 shares of Common Stock in the Company at a purchase price of $19.50 per share. The amount outstanding under the loan at December 31, 1999, including accrued interest, was $3,341,589. The loan bears interest at the rate of 5% per annum, payable quarterly, has a six-year term, and is full recourse to Mr. Mutz. On March 10, 2000, Mr. Mutz made a $534,875 principal payment.

     In June 1999, the Company extended a loan to Mr. Mutz in the amount of $429,063, the proceeds of which were used to purchase 20,000 shares of Company Common Stock. The loan bears interest at 5.37%, is payable quarterly, has a six-year term, and is full recourse to Mr. Mutz. At December 31, 1999, the amount outstanding on the loan was $433,481, including accrued interest. The loan was paid off on March 10, 2000.

     On August 4, 1999, the Company entered into an indemnification agreement with Mr. Mutz, pursuant to which the Company agreed to indemnify Mr. Mutz to the fullest extent permitted by Delaware law from certain liabilities and expenses incurred in his capacity as an officer of the Company and/or as an officer and/or director of the Company's subsidiaries.

  Other Loans to Management

     During 1999 the Company extended loans to Messrs. Reed, Gedwed, Prater, Estell, and Benac, all executive officers of the Company, in the amounts of $417,332, $203,155, $158,438, $229,997 and $203,750, respectively, the proceeds of which were used to purchase Company Common Stock. The loans to Messrs. Benac and Prater bear interest at 5.22% per annum and the loans to Messrs. Reed and Gedwed bear interest at 5.37% per annum. The six-year term loans require quarterly interest payments, have a six-year term, are full recourse to the borrower and are payable in full upon the occurrence of certain events, including the termination of employment. In connection with a separation and consulting arrangement entered into between the Company and Mr. Estell in November 1999, the Company released Mr. Estell from liability under his note and the note balance was written off. At December 31, 1999, Messrs. Reed, Gedwed, Prater, and Benac had outstanding loans payable to the Company under the program in the amounts of $422,981, $203,155, $160,582, and $203,750, respectively, including accrued interest.

OTHER TRANSACTIONS

     On September 1, 1999, the Company entered into separate indemnification agreements with each of Messrs. Reed, Gedwed, Prater, Estell, and Benac, pursuant to which the Company agreed to indemnify such officers to the fullest extent permitted by Delaware law from certain liabilities and expenses incurred in their respective capacities as officers of the Company and/or officers and directors of the Company's subsidiaries.

     The Company receives investment management services from investment advisory firms affiliated with two of its directors. During 1999, 1998 and 1997, the Company paid advisory fees in the amount of $366,400, $373,400 and $362,400 to Emerald Capital Group, Ltd., for which Patrick J. McLaughlin (a Director of the Company) serves as a managing director and owner. During 1999, 1998 and 1997, the Company paid investment advisory fees in the amount of $140,000, $127,100 and $58,700 to The Chicago Trust Company, for which Stuart Bilton (a Director of the Company) serves as President and Chief Executive Officer.

     From time to time the Company has also retained Emerald Capital Group, Ltd. to perform investment banking and insurance advisory services. In accordance with the terms of a Consulting Agreement dated September 14, 1999, the Company formally retained the services of Emerald Capital Group, Ltd. for an annual fee of $400,000, payable in monthly installments. During 1999, the Company paid an aggregate of $188,116 in fees and expenses to Emerald Capital Group, Ltd. for investment banking and insurance advisory services. Effective March 10, 2000, Mr. McLaughlin elected to forego $100,000 of cash payments otherwise due and owing under the Consulting Agreement in exchange for options to purchase 50,000 shares of Company Common Stock at $6.625 per share.

     During 1999 the Company extended a loan to Mr. McLaughlin in the amount of $43,712, the proceeds of which were used to purchase Company Common Stock. The loan bears interest at 5.22% per annum. The loan has a six-year term, requires quarterly interest payments, is full recourse to the borrower, and is payable in full upon the occurrence of certain events.

                   2. RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to ratification by the stockholders, the Board of Directors reappointed the firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2000. In recommending ratification by the stockholders of the appointment of Ernst & Young LLP, the Board of Directors has satisfied itself as to that firm's professional competence and standing. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

     THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE "FOR" THIS RATIFICATION.

                                3. OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that will be brought before the meeting. However, if any matter not known is presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote with respect to any such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Secretary of the Company. The proposal must be received at the Company's principal executive offices no later than January 5, 2001.

     A stockholder who intends to present a proposal at UICI's 2001 Annual Meeting of Stockholders, but who does not want the proposal included in the proxy statement for that meeting, may submit a proposal after the January 8, 2001 deadline noted above. However, for any such proposal submitted to the Company after March 20, 2001, the Company may exercise discretionary voting authority over the proxies submitted, without referring to or identifying the proposal in the 2001 proxy statement.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                            By Order of the Board of Directors

                                            /s/     PEGGY G. SIMPSON
                                            ------------------------------------
                                                Peggy G. Simpson, Secretary

Date: May 5, 2000

                             ---------------------

     IT IS URGED THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY.

                                      UICI
                                      PROXY
                4001 McEwen Drive, Suite 200, Dallas, Texas 75244
           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Glenn W. Reed and Connie Palacios as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of UICI held of record by the undersigned on April 25, 2000 at the annual meeting of stockholders to be held on June 8, 2000 or any adjournment thereof.

1.  ELECTION OF DIRECTORS

          [ ] FOR all nominees listed below (except as marked to the contrary below)

          [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

           Ronald L. Jensen          Gregory T. Mutz         Stuart D. Bilton
           Richard T. Mockler        Patrick J. McLaughlin   George H. Lane, III
           William J. Gedwed

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

            [ ] FOR               [ ] AGAINST               [ ] ABSTAIN


                            (Continued on other side)

                           (Continued from other side)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2. Please sign exactly as name appears on the label below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                 Dated:                                   , 2000
                                       ----------------------------------


                                 -----------------------------------------------
                                 Signature

                                 -----------------------------------------------
                                 Signature

                                 PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY.

                                      UICI
                                      PROXY
                4001 MCEWEN DRIVE, SUITE 200, DALLAS, TEXAS 75244

                      VOTING INSTRUCTIONS TO ESOSP TRUSTEES

         The undersigned participant in the UICI Employee Stock Ownership and Savings Plan (the "ESOSP") hereby instructs the Trustees of the ESOSP to vote as directed herein all shares of common stock of UICI held of record on April 25, 2000 by the Trustees for the undersigned participant's account under the ESOSP. Such shares are to be voted in person or by proxy by the Trustees at the annual meeting of stockholders to be held on June 8, 2000 or any adjournment thereof. The substance of the proxy solicited on behalf of the Board of Directors is set forth below.

1.  ELECTION OF DIRECTORS   [ ] FOR all nominees listed below (except as marked
                                to the contrary below)

                            [ ] WITHHOLD AUTHORITY to vote for all nominees
                                listed below


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
Ronald L. Jensen, Gregory T. Mutz, Richard T. Mockler, Patrick J. McLaughlin, Stuart D. Bilton, George H. Lane, III and William J. Gedwed.

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

               [ ] FOR            [ ] AGAINST           [ ] ABSTAIN

                            (Continued on other side)

                           (Continued from other side)


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   This Proxy when properly executed will direct the Trustees of the Employee Stock Ownership and Savings Plan to vote in the manner directed herein. If no direction is made by an ESOSP participant, the shares so held by the ESOSP for such participant will be voted by the Trustees in the ratio of the results of the Instructions received by the Trustees.

   Please sign exactly as name appears on the label below.

                                 Dated                                    , 2000
                                      -----------------------------------


                                 -----------------------------------------------
                                 (Signature)

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            PROXY CARD PROMPTLY.